UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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United Fuel & Energy Corporation
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UNITED FUEL & ENERGY CORPORATION

405 N. Marienfeld, Suite 300
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, June 19, 2007

To our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Fuel & Energy Corporation will be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, TX 79701, on Tuesday, June 19, 2007 at 11:00 a.m., local time. A form of proxy and a proxy statement for the annual meeting are enclosed.

The annual meeting is being held for the following purposes:

1.	to elect five directors to serve on United Fuel’s board of directors for the ensuing year;

2.	to amend our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 55 million shares to 100 million shares;

3.	to amend our 2005 Equity Incentive Plan to increase the total number of shares of our Common Stock that can be issued under the plan to 3,000,000; and

4.	to transact such other business which may properly come before the annual meeting or any adjournments thereof.

The close of business on [_______], May [__], 2007 has been fixed by our Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the annual meeting or any adjournments thereof. For a period of at least 10 days prior to the annual meeting, a complete list of stockholders entitled to vote shall be open to the examination of any stockholder during ordinary business hours at United Fuel’s corporate headquarters and principal executive offices located at 405 N. Marienfeld, Suite 300, Midland, Texas 79701.

Information concerning the matters to be acted upon at the annual meeting is set forth in the accompanying proxy statement.

STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY.

By Order of the Board of Directors

Bobby W. Page
Secretary

Midland, Texas
May [__], 2007

TABLE OF CONTENTS

PAGE

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING	3

THE BOARD OF DIRECTORS	7

PROPOSAL I - ELECTION OF DIRECTORS	10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12

EXECUTIVE OFFICERS	14

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	14

COMPENSATION COMMITTEE REPORT	14

TRANSACTIONS WITH RELATED PERSONS	15

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	15

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16

CODE OF ETHICS	16

AUDIT COMMITTEE REPORT	16

INDEPENDENT PUBLIC ACCOUNTANTS	18

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	18

PROPOSAL II - AMENDMENT OF OUR ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK	19

PROPOSAL III - APPROVAL OF AN AMENDMENT TO OUR 2005 EQUITY INCENTIVE PLAN	21

STOCKHOLDER PROPOSALS	26

OTHER BUSINESS	26

MISCELLANEOUS	26

UNITED FUEL & ENERGY CORPORATION
405 N. Marienfeld, Suite 300
Midland, Texas 79701

PROXY STATEMENT For ANNUAL MEETING OF STOCKHOLDERS To Be Held June 19, 2007

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders, to be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, TX 79701, on Tuesday, June 19, 2007 at 11:00 a.m., local time, or at such other time and place to which the annual meeting may be adjourned. Stockholders of record at the close of business on May [__], 2007 will be entitled to vote at the annual meeting on the basis of one vote for each share held.

This proxy statement and enclosed proxy are first being mailed to stockholders on or about May [__], 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials for you in connection with the annual meeting, which will take place on June 19, 2007. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:
There are three proposals scheduled to be voted on at the annual meeting: (i) the election of directors; (ii) the amendment of our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 55 million shares to 100 million shares; and (iii) the amendment of our 2005 Equity Incentive Plan to increase the total number of shares of our Common Stock that can be issued under the plan to 3,000,000.

Q:	Which of my shares may I vote?

A:
All shares owned by you as of the close of business on May [__], 2007 may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Holders of both our common stock and our Series A Preferred Stock are entitled to vote at the annual meeting. Every stockholder of record of our common stock will be entitled to one vote for each share of common stock standing in his name. Every stockholder of record of our Series A Preferred Stock will be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date.

Only holders of the Series A Preferred Stock are eligible to vote for the Series A Preferred Stock director nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with our transfer agent, Pacific Stock Transfer Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the proxy specified on the enclosed proxy card or to vote in person at the annual meeting.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, United Fuel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change or revoke my vote?

A:
You may change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholders of Record: If you are a stockholder of record, you can change or revoke your vote by providing written notice of such change or revocation to United Fuel & Energy Corporation, Attn: Corporate Secretary, 405 N. Marienfeld, Suite 300, Midland, Texas 79701. If notice of change or revocation is not actually received prior to the meeting, a stockholder of record may nevertheless revoke a proxy by attending the annual meeting and voting in person in accordance with the rules for voting at the annual meeting.

Beneficial Owner: If you instructed your broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum and how are votes counted?

A:
The presence, in person or by proxy, of the holders of a majority of the voting power of our capital stock is necessary to constitute a quorum at the annual meeting. At the annual meeting, holders of our common stock and holders of our Series A Preferred Stock as of the record date are entitled to vote. Every stockholder of record of our common stock will be entitled to one vote for each share of common stock issued in his name. Every stockholder of record of our Series A Preferred Stock will be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible at the record date.

Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes. “Broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote on a particular matter), if any, are counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the election of directors or the proposal to approve the amendment to our 2005 Equity Incentive Plan. However, broker non-votes will have the same effect as a vote “against” the proposed amendment to our Articles of Incorporation.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of our nominees to the Board, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

On April 13, 2007, there were 14,409,405 shares of our common stock outstanding and 12,600 shares of our Series A Preferred Stock outstanding (which are convertible into approximately 8,400,000 shares of our common stock as of April 13, 2007).

Q:	What vote is required to approve the proposals?

A:
With respect to the proposal to elect five directors, the five nominees receiving the greatest number of votes will be elected, even if the votes they receive are less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

With respect to the proposal to approve the amendment of our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 55 million shares to 100 million shares, the affirmative vote of holders of (i) at least a majority of the outstanding shares of our Common Stock entitled to vote at the annual meeting of stockholders, and (ii) at least two-thirds of the outstanding shares of our Series A Preferred Stock entitled to vote at the annual meeting of stockholders, voting separately as a single class. Abstentions and broker non-votes will have the same effect as a vote “against” the proposed amendment.

With respect to the proposal to approve the amendment of our 2005 Equity Incentive Plan to increase the total number of shares of our Common Stock that can be issued under the plan to 3,000,000, the affirmative vote of a majority of the outstanding shares present and entitled to vote at the annual stockholders meeting is required to approve the amendment to the plan. Outstanding shares of Series A Preferred Stock entitled to vote at the annual stockholders meeting will vote together as a single class with the shares of our Common Stock entitled to vote at the annual meeting on this proposal and will be entitled to the number of votes equal to the number of whole shares of our Common Stock into which the shares of Series A Preferred Stock are convertible as of the record date. Abstentions will be counted as present in person or represented by proxy and entitled to vote at the annual meeting and, therefore, will have the effect of a negative vote. A broker non-vote is not counted as a vote cast and will not have an effect on this vote.

Q:	What are the Board’s voting recommendations?

A:
The Board unanimously recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the proposal to approve the amendment of our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 55 million shares to 100 million shares, and “FOR” the proposal to approve the amendment of our 2005 Equity Incentive Plan to increase the total number of shares of our Common Stock that can be issued under the plan to 3,000,000.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007, which we will file with the SEC.

THE BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors and our directors are elected annually. The Board is responsible for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings. The Board annually elects the executive officers who serve at the discretion of the Board.

Meetings of the Board

The Board meets on a periodic basis to review significant developments affecting us and to act on matters requiring Board approval. The Board held seven meetings during the 2006 fiscal year. Each of the nominees for director attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.

Shareholder Meeting Attendance

We encourage, but do not require, directors to attend the annual meetings of stockholders. Two of the three members of the Board serving at the time were in attendance at our 2006 Annual Meeting of Stockholders.

Independence Of Directors

Our stock is not currently traded on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities system, therefore we are not a “listed” issuer as such term is defined in Rule 10A-3(e)(9). As such, we are not exposed to certain requirements relating to corporate governance which would otherwise be required under exchange or quotation system rules, including requirements relating to the independence of certain Board members and the establishment of certain committees, such as those discussed below. However, we have determined that it is in our best interest to voluntarily comply with certain corporate governance practices set forth in some of these rules and regulations and implement them as on a “best practices” approach.

The Board undertook its initial review of director independence in November 2006. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and our company and its subsidiaries, affiliates and investors, including those reported under “Transactions with Related Persons” and “Compensation Committee Interlocks and Insider Participation” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, Michael S. Chadwick, E. H. (Gene) Dewhurst, and Jesse B. Tutor are independent of our company and its management under the listing standards of the Nasdaq. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent. While in its review the Board noted certain business and personal relationships between certain of the members of the Board that are not required to be described under the headings “Transactions with Related Persons” and “Compensation Committee Interlocks And Insider Participation” of this document, it concluded that none of these business or personal relationships impaired any of the above-named Board members’ independence.

Committees of the Board

The Board has two committees: the Compensation Committee and the Audit Committee. The table below sets forth members of each committee.

Board Committee Membership

Name	Compensation Committee	Audit Committee

Michael S. Chadwick	X*
E. H. (Gene) Dewhurst	X	X
Jesse B. Tutor		X*
__________
X = Committee member; * = Chairperson

The Compensation Committee

The Compensation Committee administers our equity incentive plan, determines compensation arrangements for all officers and makes recommendations to the Board concerning the compensation of our directors. The Compensation Committee was only formed in late 2006 and met one time during 2006. All members of the Compensation Committee are independent as defined by the listing standards of the Nasdaq. The Compensation Committee does not currently have a written charter, but it is the current intention of the Board to establish a written charter for the Compensation Committee in 2007.

The Compensation Committee has the ability to select and retain, at our expense, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in our industry and to provide advice so that we can maintain our competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary responsibilities are to:

•
assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and our company;

•
review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and to evaluate the CEO’s performance in light of those goals and objectives, and to determine and approve the CEO’s compensation level based on this evaluation; and

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in our best interest.

The Audit Committee

The Audit Committee is responsible for reviewing our accounting practices. Jesse B. Tutor has been designated by our Board as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee was formed in late 2006 and did not hold any meetings in 2006. Prior to the formation of the Audit Committee, our independent auditor met directly with the full Board. The Audit Committee does not currently have a written charter, but it is the current intention of the Board to establish a written charter for the Audit Committee in 2007. All members of the Audit Committee are independent as defined by the listing standards of the Nasdaq. The composition and responsibilities of the Audit Committee and the attributes of its members are intended to be in accordance with applicable requirements for corporate Audit Committees.

Director Nominating Procedures

Presently, the Board makes and approves all nominations for membership to the Board of Directors. The Board develops criteria for open Board positions by taking into consideration certain items that it deems appropriate, including among other things, the composition of the Board and the experience, skills, educational and professional background and particular expertise, such as finance, marketing or industry expertise that would best complement the current composition, the balance of management directors and independent directors, a high level of integrity and a record of accomplishment. In addition to applying these criteria, the Board will also consider whether a candidate qualifies as a “financial expert,” as defined in Item 401(h) of Regulation S-K of the Exchange Act, for potential service on the Audit Committee, and whether a candidate meets the independence requirements for the Board or for service on the Audit Committee, as such terms are defined under the listing standards of national exchanges, automated inter-dealer quotation system of a national securities system or federal securities laws, as the Board deems appropriate. Further, the Board considers whether candidates have time available to devote to Board activities and whether they will be able to work well with the Chairman and other members of the Board. Applying these criteria, the Board considers specific candidates for Board membership, including candidates whose names are submitted to us by one of our stockholders.

Once the Committee has identified a prospective nominee—whether the prospective nominee is recommended by a stockholder or otherwise—it makes an initial determination as to whether to conduct a full evaluation, taking into account the information provided to the Board with the recommendation of the candidate as well as the Board’s own knowledge, supplemented as appropriate by inquiries of third parties. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Board has established. If the Board determines that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board then evaluates the prospective nominee against the specific criteria that it has established for the position. If the Board decides, on the basis of its preliminary review, to proceed with further consideration, members of the Board interview the nominee. After completing this evaluation and interview, the Board makes a final determination on whether to nominate or appoint the nominee.

Stockholders who wish to recommend a director nominee should make the request in writing and send the recommendation, along with background information, such as a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected, to: The Board of Directors, c/o Corporate Secretary, United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under the heading “Stockholder Proposals” below.

Stockholder Communications with the Board

Stockholders may send correspondence to the Board as a group, or to an individual director, at the following address:

Board of Directors
Attn: Corporate Secretary
United Fuel & Energy Corporation
405 N. Marienfeld, Suite 300
Midland, Texas 79701

Stockholders should clearly specify the name of the individual director or group of directors to whom their communication is addressed. Stockholder communications sent by mail will be promptly forwarded by our Corporate Secretary to the specified director addressee or to the Board Chair if such communication is addressed to the full Board. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual meeting of stockholders should follow the procedures specified under the heading “Stockholder Proposals” below.

The Board of Directors currently does not have a formal policy with regard to director attendance at our annual stockholder meetings. However, the annual meeting of the Board of Directors is typically scheduled on the same date as the annual meeting of stockholders in order to accommodate director attendance at both meetings.

PROPOSAL I - ELECTION OF DIRECTORS

At the annual meeting, five directors will be elected as members of the Board, to hold office until our next annual stockholder meeting or until their successors are duly elected and qualified. One of the directors will be elected by the holders of our Series A Preferred Stock, as described below. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute nominee designated by the Board or the Series A Preferred Stock holders, as applicable.

All of the nominees for election as directors at the annual meeting currently serve as directors of the Company and are standing for re-election.

The nominees for director are Thomas E. Kelly, Charles McArthur, Michael S. Chadwick, E. H. (Gene) Dewhurst and Jesse B. Tutor.

Pursuant to our Certificate of Designation for the Series A Preferred Stock, the holders of the Series A Preferred Stock, voting together as a single class, shall have the right to elect one member of our Board of Directors. In addition, the holders of our Series A Preferred Stock have entered into a voting agreement, pursuant to which the holders have agreed to vote their shares in favor of the director nominated by Sanders Morris Harris, Inc. The Sanders Morris Harris nominee is Michael S. Chadwick. Only holders of the Series A Preferred Stock are eligible to vote for the Series A Preferred Stock nominee.

Thomas E. Kelly, 52, is a member of our Board and serves as our Chairman of the Board. Mr. Kelly is responsible for our strategic vision and assists in the evaluation of acquisitions and other business development initiatives, thereby utilizing his background in the oil and gas industry and finance. Mr. Kelly graduated from Baylor University in 1977 with a BA degree, and has been involved in the oil and gas industry for over 20 years as an investor, principal and company officer. He is one of two founders of United Fuel Texas and was the Chief Executive Officer of United Fuel Texas from 1998 through May, 2004. Since that date, Mr. Kelly has primarily devoted his business time other than that devoted to United Fuel Texas to the organization and development of other start-up companies in the oil and gas industry.

Charles McArthur, 51, is our President, Chief Executive Offer and member of our Board. Mr. McArthur has over 28 years of experience managing high growth firms and has worked with both start-ups as well as enterprise organizations. For approximately 18 months prior to his employment with us, he was working with United Fuel & Energy as a consultant. In the start up arena, he founded Trillium Industries in 1994 and sold it in 1997. In 1999, Mr. McArthur served as President and Chief Operating Officer of the ViewSonic Corporation, a large global provider of computer display products. Under his leadership the company grew over 75% in two years. During his career, Mr. McArthur has held senior management positions at Atari, Solectron, Memorex, Capetronic, Mag Innovision and at Nokia (as a contractor). His experience includes general management, operations, sales and marketing as well as roles in corporate development and mergers and acquisitions. Mr. McArthur has a BS degree in Business Administration from California State University, Hayward.

Michael S. Chadwick, 55, has been a member of our Board of Directors since June 14, 2006, and serves as the Chairman of our Compensation Committee. Mr. Chadwick is the director nominee of our Series A Preferred Stockholders. Mr. Chadwick is a Managing Director at Sanders Morris Harris and a senior member of the firm’s Corporate Finance Group in Houston functioning as a generalist. Mr. Chadwick has been active in the commercial and investment banking fields since 1975 arranging private placements and underwriting public offerings of debt and equity, advising on mergers and acquisitions, recapitalizations and management buy-outs, project financings, leveraged and single investor lease financings, performing valuations and fairness opinions and providing expert testimony. Prior to joining Sanders Morris Harris in August 1994, Mr. Chadwick was President and Principal of Chadwick, Chambers & Associates, Inc., an investment and merchant banking boutique providing traditional corporate finance services and, in select situations, sponsoring financial transactions as principal. Prior to forming CC&A in 1988, Mr. Chadwick was employed for four years as Vice President, Corporate Finance, by Lovett Mitchell Webb & Garrison, Inc. and from 1978 to 1984 was employed as Vice President, Corporate Finance, by Underwood, Neuhaus & Co., Incorporated. Both organizations at the time were Houston based independent investment banking firms. Prior to entering the investment banking field, Mr. Chadwick was a Vice President and commercial loan officer in the Metropolitan Department of a predecessor to what is now Bank of America. Mr. Chadwick holds a MBA in Finance from Southern Methodist University, a BA in Economics from the University of Texas at Austin and also attended the Wharton School of Finance at the University of Pennsylvania. Mr. Chadwick currently serves on the boards of directors of Blue Dolphin Energy Company (OTC: BDCO), Landry’s Restaurants, Inc. (NYSE: LNY), Home Solutions of America, Inc. (AMEX: HOM) and Moody - Price, Inc.

E.H. (Gene) Dewhurst, 59, has been a member of our Board of Directors since August 14, 2006. Mr. Dewhurst is a Managing General Partner of a partnership that is a limited partner in Falcon Seaboard Investment Company, L.P. On April 25, 2006, Falcon Seaboard Investment Company, L.P. purchased 3,000 shares of our Series A Preferred Stock at $1,000 per share in a private offering. At the time of the purchase of Series A Preferred Stock by Falcon Seaboard Investment Company, L.P. we discussed the possibility of adding Mr. Dewhurst or another Falcon representative to our Board at some time in the future. At the time of the investment, Thomas E. Kelly, our Chairman, and Charles McArthur, our Chief Executive Officer entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects.

Jesse B. Tutor, 59, has been a member of our Board of Directors since September 7, 2006, and serves as the Chairman of our Audit Committee. Mr. Tutor recently retired from Accenture after 34 years of service, during which he was a partner for 23 years. Accenture is a $16 billion publicly held consulting firm that evolved from the consulting practice of Arthur Andersen and Andersen Consulting. During his tenure at Accenture, Mr. Tutor served as a Managing Partner of various regional, national and global operations, and was a member of the Executive Committee (of both Accenture and Andersen Worldwide), Operations Committee and Global Management Committee. Mr. Tutor also served as Senior Accenture client partner for Tenneco, Occidental Petroleum, Pennzoil, Brown & Root, HL&P, Transco, Texas Eastern and Valero. Mr. Tutor graduated from the University of Mississippi with his BBA in accounting and was a gold medal winner in the state of Mississippi for the CPA exam. Mr. Tutor is a member of the Board of Directors for the Houston Grand Opera and Houston Symphony. He also serves as the President of the Houston Symphony Society.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of our common stock for each member of our Board of Directors, each of our named executive officers not listed as a director, the directors and executive officers as a group and each person known to us to own beneficially more than 5% of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 14,409,405 shares of our common stock outstanding at April 13, 2007.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o United Fuel & Energy Corporation, 405 N. Marienfeld, 3rd Floor, Midland, Texas 79701.

Name
	Number of Shares (1)	Percentage
Directors and Executive Officers:
Charles McArthur	845,733(2)	5.77%
Bobby W. Page	250,000(3)	1.71%
Thomas E. Kelly	4,788,500	33.23%
Lawrence L. Merworth	15,000	*
Michael Blake Foy	16,665(4)	*
Michael S. Chadwick	66,981(5)	*
E. H. (Gene) Dewhurst	8,022,423(6)	48.16%
Jesse B. Tutor	55,342	*

Other 5% Holders:
Belridge Advisors	1,387,687(7)	8.81%
Falcon Seaboard Investment Company, L.P.	8,005,765(8)	48.16%
JVL Global Energy (QP), L.P.	1,092,756(9)	7.26%
Penninsula Fund	2,054,345(10)	13.05%
Quattro Global Capital, LLC	1,736,834(11)	11.52%
Tamalpais Asset Management, L.P.	902,500(12)	6.26%
UFEN Investments	1,018,868(13)	6.61%
Kelcy Warren	1,000,000(14)	6.94%

All executive officers and directors as a group (9 persons)	8,508,077(15)	50.27%

*	- Indicates less than 1% beneficially owned.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each stockholder has sole or shared voting power or investment power and also any shares, which the stockholder has the right to acquire within 60 days.

(2)	Includes the right to acquire beneficial ownership of 250,000 shares of common stock through the exercise of an option granted under our equity incentive plan.

(3)	Includes the right to acquire beneficial ownership of 200,000 shares of common stock through the exercise of an option granted under our equity incentive plan.

(4)	Includes the right to acquire beneficial ownership of 16,665 shares of common stock through the exercise of an option granted under our equity incentive plan.

(5)	Includes the right to acquire beneficial ownership of 16,667 shares of common stock through the conversion of his Series A Preferred Stock holdings.

(6)
Consists of 16,658 shares for which Mr. Dewhurst has sole voting and dispositive power and 2,371,532 shares (including the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of Series A Preferred Stock holdings) for which Mr. Dewhurst has shared voting and dispositive power. The 2,371,532 shares (including the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of Series A Preferred Stock holdings) of common stock for which Mr. Dewhurst has shared voting and dispositive power are held of record by Falcon Seaboard Investment Company, L.P. Mr. Dewhurst is a co-trustee of a trust that serves as the managing member of a limited liability company that serves as the general partner of Falcon Seaboard Investment Company, L.P. Also includes 4,788,500 shares of common stock beneficially held by Thomas E. Kelly and 845,733 shares of common stock beneficially held by Charles McArthur (including the right to acquire beneficial ownership of 250,000 shares of common stock through Mr. McArthur’s exercise of an option granted under our equity incentive plan), as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects.

(7)
Includes the right to acquire beneficial ownership of 1,333,333 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for Belridge Advisors is 235 Pine Street, Suite 1818   San Francisco, CA 94104 (as set forth in subscription documents).

(8)
Includes the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. Also includes 4,788,500 shares of common stock beneficially held by Thomas E. Kelly and 845,733 shares of common stock beneficially held by Charles McArthur (including the right to acquire beneficial ownership of 250,000 shares of common stock through Mr. McArthur’s exercise of an option granted under our equity incentive plan), as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard Investment Company, L.P., pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard Investment Company, L.P. to our board of directors and against (or to otherwise withhold votes from) any nominees for election to our board of directors to whom Falcon Seaboard Investment Company, L.P. has notified them that it reasonably objects. The address for Falcon Seaboard is 109 North Post Oak Lane, Suite 540, Houston, TX 77024 (as set forth in subscription documents).

(9)
Includes the right to acquire beneficial ownership of 640,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for JVL Global Energy (QP), L.P. is 10000 Memorial Drive, Suite 550, Houston TX 77024 (as set forth in subscription documents).

(10)
Includes the right to acquire beneficial ownership of 1,333,333 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for the Penninsula Fund is 236 Pine Street, Suite 1818, San Francisco, CA 94105 (as set forth in subscription documents).

(11)
Consists entirely of shares beneficially owned by Alta Partners Discount Convertible Arbitrage Holdings, Ltd. for which Quattro Global Capital, LLC has shared voting and dispositive power pursuant to the terms of an investment management agreement with Alta which authorizes Quattro to administer Alta’s assets. Includes the right to acquire beneficial ownership of 666,667 shares of common stock through the exercise of a common stock purchase warrant. The address for Quattro Global Capital, LLC is 546 5th Avenue, 19th Floor, New York, NY 10036 (as set forth Quattro’s Schedule 13G).

(12)	The address for Tamalpais Asset Management, L.P. is 3 Harbor Drive, Suite 204, Sausalito, California 94965 (as set forth in the stockholder’s Schedule 13G).

(13)
Includes the right to acquire beneficial ownership of 1,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for the UFEN Investments is 15332 Antioch St., Suite 531, Pacific Palisades, CA 90272 (as set forth in subscription documents).

(14)	The address for Mr. Warren is 2838 Woodside St., Dallas, TX 75204.

(15)
Includes 466,665 shares of common stock that may be acquired through the exercise of options granted under our equity incentive plan, 33,333 shares of common stock that may be acquired through the exercise of a common stock purchase warrant and 2,016,667 shares of common stock that may be acquired through the conversion of Series A Preferred Stock.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are identified below.

Name	Age	Positions with the Company
Thomas E. Kelly	52	Chairman of the Board
Charles McArthur	51	Chief Executive Officer & President
Bobby W. Page	64	Vice-President, Chief Financial Officer and Secretary
Lawrence L. Merworth	39	Vice-President - Operations
Dexter B. Woodworth	54	Vice-President - Information Technology

Thomas E. Kelly is our Chairman of the Board. See “PROPOSAL I - ELECTION OF DIRECTORS” for a full biography of Mr. Kelly.

Charles McArthur is our President, Chief Executive Offer and member of our Board. See “PROPOSAL I - ELECTION OF DIRECTORS” for a full biography of Mr. McArthur.

Bobby W. Page is our Vice President and the Chief Financial Officer and Secretary. Mr. Page was employed with MGF Oil Corporation from 1967 until 1988, ultimately serving as Executive Vice President, Chief Financial Officer and a member of the Board of Directors. Mr. Page was a self-employed financial consultant from 1988 to 1990, when he joined Alta Energy Corporation as Executive Vice President and Chief Financial Officer. From July 1993 until 1996, Mr. Page served as Vice President and Chief Financial Officer of Metretek Technologies, Inc. Mr. Page served as Vice President and Chief Financial Officer of Costilla Energy, Inc. from 1996 until 2000, and served as liquidating trustee of Costilla from 2000 until 2002. Mr. Page was Vice President and Chief Financial Officer of Total Electrical Service and Supply Co, Inc. from 2002 until 2004, when he joined the Company. Mr. Page graduated from the University of Oklahoma with a BBA degree in accounting.

Lawrence L. Merworth is our Vice-President - Operations. Mr. Merworth was employed with Compressor Systems, Inc. from 2002 to 2005, ultimately serving as the Permian Basin Business Unit Manager. From 1997 to 2002, Mr. Merworth served as a director in the Health, Safety and Environmental department and had a key role in business development with Woods Group ESP, Inc. Mr. Merworth graduated from Sul Ross State University in 1995 with a BS in Natural Resource Management.

Dexter B. Woodworth was appointed as our Vice-President of Information Technology effective August 16, 2006. Mr. Woodworth has been an independent consultant since 1984. In his professional practice, Mr. Woodworth has focused on competitiveness in manufacturing through the application of modern methods and technologies. Mr. Woodworth’s experience encompasses over 35 years in manufacturing, engineering, quality, customer service, and information systems and has included work in high volume manufacturing, batch processing, semiconductor, automotive, disc drives, electronics and capital equipment companies. In addition to his consulting practice, Mr. Woodworth has held the position of Vice-President of Quality, Information Technology and Service for two high technology companies. Mr. Woodworth holds a BS in Business from General Motors Institute where he graduated with distinction and also holds a MS in Systems Management from the University of Southern California.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

[to be included in Definitive Proxy Statement]

COMPENSATION COMMITTEE REPORT

[to be included in Definitive Proxy Statement]

TRANSACTIONS WITH RELATED PERSONS

In February 2006, we purchased an office building which serves as its corporate headquarters for $713,000from Thomas E. Kelly, our Chairman of the Board and principal stockholder. Prior to this, we leased office space in this building from Mr. Kelly. Payments for these lease arrangements aggregated approximately $10,000 in 2006.

The Company utilizes aviation services from two companies of which our principal stockholder owns 100% and 50% respectively. Payments to these two companies aggregated approximately $166,000, $82,000 and $207,000 for the years ended December 31, 2006, 2005 and 2004 respectively. At December 31, 2005, the Company had a receivable from these companies of $26,000 which was used as a credit against services in 2006.

We utilized aviation services from a company owned 100% by Mr. Kelly. Payments to this company totaled approximately $166,000 for the fiscal year ended December 31, 2006. At December 31, 2005, we had a prepaid credit of $26,000 which was used as a credit against services in 2006.

We purchased electricity from a company owned 15% by Mr. Kelly. Electricity payments to this company totaled $154,000 for the fiscal year ended December 31, 2006.

We sell fuel to a company in which Mr. Kelly and Mr. McArthur, our Chief Executive Officer, own in the aggregate a greater than 10% interest. Sales to this company for the year ended December 31, 2006, totaled $322,000.

Policy on Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described in this document were not approved under this policy because they occurred prior to the time the policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to us. In addition, if our management, in consultation with our Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him pursuant to this delegated authority at the next Audit Committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee since the committee was formed or as of the date of this proxy statement is or has been an officer or employee of our company. Michael S. Chadwick is a Managing Director and a senior member of the Corporate Finance Group at Sanders Morris Harris. We obtain financial advisory and investment banking services from Sanders Morris Harris. During 2006, we paid Sanders Morris Harris $1,179,000 in fees and issued Sanders Morris Harris 35,000 shares of common stock and common stock purchase warrants exercisable for the purchase of 493,334 shares of our common stock at an exercise price of $1.65 per share. We believe the transactions with Sanders Morris Harris are no less favorable to us than could be obtained with nonaffiliated parties. Mr. Chadwick has no direct interest in the amount of fees paid to Sanders Morris Harris by us.

We established our Compensation Committee in November 2006. Prior to the formation of our Compensation Committee, all compensation decisions were determined by our Board of Directors. During the first ten months of 2006, our Board members, Chuck McArthur, our Chief Executive Officer and President and Thomas E. Kelly, our Chairman of the Board, participated in deliberations concerning executive officer compensation.

None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of an entity of which an executive officer served as a member of our compensation committee or as one of our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by executive officers and directors, we believe that during the year ended December 31, 2006 each of our executive officers, directors and persons who own more than ten percent of our common stock filed all reports required by Section 16(a), except for one late filing on Form 3 by Peninsula Fund, LP, a holder of more than ten percent of our common stock, one late filing on Form 4 by Michael Blake Foy, our Vice-President - Sales and Marketing, reporting two transactions, one late filing on Form 4 by Larry L. Merworth, our Vice-President - Operations, reporting two transactions, one late filing on Form 4 by Bobby W. Page, our Vice-President, Chief Financial Officer and Secretary, reporting two transactions, and one late filing on Form 4 by Dexter B. Woodworth, our Vice-President of Information Technology, reporting two transactions.

CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our chief executive officer and chief financial officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code was filed with the SEC on our Form 10KSB/A of November 11, 2004. A copy may also be obtained upon request to: United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary. If we make any amendments to this code other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code that apply to our chief executive officer, chief financial officer or chief accounting officer, if any, and relate to an element of the SEC’s “code of ethics” definition, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a report on Form 8-K filed with the SEC.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of our financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee was formed in late 2006 and does not currently have a written charter. However, it is the current intention of the Board to adopt a written charter for the Audit Committee in 2007.

The Audit Committee’s purpose is to assist the Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Johnson Miller & Co., our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our related person transaction policy and other similar internal corporate governance compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it by the Board. The Audit Committee was formed in late 2006 and did not meet during the year ended December 31, 2006. The Audit Committee has met in 2007 including a private meeting with the auditors.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Johnson Miller & Co.’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

In overseeing the preparation of our financial statements, the Audit Committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to our outside auditors, the Audit Committee, among other things, discussed with Johnson Miller & Co. matters relating to its independence, including its letter and the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Jesse B. Tutor - Chairman
and E. H. (Gene) Dewhurst

INDEPENDENT PUBLIC ACCOUNTANTS

We engaged our current principal accountants, Johnson Miller & Co., effective May 2, 2005. Johnson Miller replaced our former auditors Beckstead & Watts LLP. During the fiscal years ended December 31, 2006 and December 31, 2005, fees for services provided by Johnson Miller and Beckstead & Watts were as follows:

	December 31,
	2006	2005

Audit Fees
Johnson Miller & Co.	$173,000	$158,000
Beckstead & Watts LLP	-	$8,000

Audit Related Fees
Johnson Miller & Co.	$112,000	$101,000
Beckstead & Watts LLP	-	-

Tax Fees
Johnson Miller & Co.	$17,000	$17,000
Beckstead & Watts LLP	-	-

All Other Fees	-	-

Total Fees for Services by Accounting firm
Johnson Miller & Co.	$302,000	$276,000
Beckstead & Watts LLP	-	$8,000

Total Fees for Services	$302,000	$284,000

Audit Fees: Consists of fees billed for professional services rendered for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the our consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, auditing work on completed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

It is expected that a representative of Johnson Miller & Co. will be present at the annual meeting with an opportunity to make a statement if such representative so desires, and will be able to respond to appropriate questions by stockholders. The appointment of independent public accountants for the 2007 fiscal year will be made by our Audit Committee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Subsequent to our merger with United Fuel - Texas, which was effective on February 7, 2005, our new management team notified Beckstead & Watts LLP that it would be replaced as our auditors effective as of March 1, 2005. This action was approved by our Board of Directors. Beckstead & Watts had served as our independent auditors for the fiscal years ended December 31, 2004 and December 30, 2003 while we had operated under the name “Brands Shopping Network, Inc.” and prior to our acquisition of the United Fuel - Texas business. Beckstead & Watts’ report on our consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In a report dated January 28, 2005 and March 30, 2004 for financial statements for our fiscal year ended December 31, 2004 and December 31, 2003, respectively, Beckstead & Watts indicated that: “The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During our former fiscal years ended December 31, 2004 and December 31, 2003 and until Beckstead & Watts’ termination, there were no disagreements with Beckstead within the meaning of item 304 of regulation S-K or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused Beckstead & Watts to make reference to the subject matter of the disagreements in connection with its reports. Additionally, during our former fiscal years ended December 31, 2004 and December 31, 2003, until Beckstead & Watts’ termination, there were no “reportable events” (as such term is defined in item 304(a)(1)(v) of regulation S-K).

On May 2, 2005, we engaged Johnson, Miller & Co. as our independent accountants to audit our consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. The Board of Directors approved the appointment of Johnson, Miller & Co. as its independent registered public accounting firm. During our two most recent fiscal years and any subsequent interim period prior to the engagement of Johnson, Miller & Co., neither we nor anyone on our behalf consulted with Johnson, Miller & Co., regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event.”

PROPOSAL II - AMENDMENT OF OUR ARTICLES OF INCORPORATION TO
INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK

Our current authorized capital stock consists of 5,000,000 shares of Preferred Stock, $0.001 par value, and 55,000,000 shares of Common Stock, $0.001 par value, of which 12,600 shares of Preferred Stock and 14,409,405 shares of Common Stock were issued and outstanding at April 13, 2007. On April 11, 2007, our Board adopted a proposed amendment to Article 4 of our Articles of Incorporation (the "Articles of Incorporation") increasing the authorized number of shares of Common Stock from 55,000,000 shares to 100,000,000 shares for submission to the stockholders. In addition to the 14,409,405 shares of Common Stock outstanding on April 13, 2007, 8,400,000 shares are reserved for issuance upon conversion of our Series A Convertible Preferred Stock and at December 31, 2006, approximately 4,422,000 shares were reserved for issuance upon exercise of currently outstanding warrants and options to purchase our Common Stock.

The Board is authorized to issue shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof without any vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of our Company.

Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and ratably to receive dividends, if any, as may be declared from time to time by the Board from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding, including our outstanding shares of Series A Preferred Stock. The terms of our outstanding shares of Series A Preferred Stock prohibit the payment of dividends on shares of our Common Stock without the prior approval of the holders of at least two thirds of the outstanding shares of our Series A Preferred Stock. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all our obligations, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding, including our outstanding shares of Series A Preferred Stock.

If the proposed amendment is approved, all or any part of the authorized but unissued shares of our Common Stock may thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of any stock exchange on which our shares of stock may be listed, for such purposes and on such terms as the Board may determine. Holders of our capital stock do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of our Common Stock in order to maintain their proportionate ownership.

The proposed amendment will not affect the rights of existing holders of our Common Stock except to the extent that future issuances of our Common Stock will reduce each existing stockholders' proportionate ownership.

If the proposed amendment is adopted, Article 4 of our Articles of Incorporation would be amended to read as follows:

“4.   Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock having a $0.001 par value per share, and 5,000,000 shares of Preferred Stock having a $0.001 par value per share. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.”

The proposed amendment to Article 4 will not change any other aspect of our Articles of Incorporation.

The Board has determined that it would be appropriate for us to increase the number of our authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions, stock splits, stock dividends and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. We currently have enough shares of our Common Stock authorized for issuances of Common Stock that have been previously reserved for issuance without amending our Articles of Incorporation. Furthermore, we currently have no plans to issue any of the additional shares of Common Stock. The issuance of additional shares of Common Stock could decrease the amount of earnings and assets available for distribution to our existing stockholders, and may have the effect of delaying, deferring or preventing a change in control of our Company.

Our ability to have additional shares of our Common Stock available for issuance in possible future acquisitions and financings is an essential part of our acquisition strategy.

The affirmative vote of holders of (i) at least a majority of the outstanding shares of our Common Stock entitled to vote at the annual meeting of stockholders, and (ii) at least two thirds of the outstanding shares of our Series A Preferred Stock entitled to vote at the annual meeting of stockholders, voting separately as a single class, is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Abstentions and broker non-votes will have the same effect as a negative vote or a vote “against” this proposal. If you do not attend the meeting in person or return your properly completed and signed proxy card, you will effectively be voting against the amendment.

The Board recommends that the stockholders vote “FOR” the proposed amendment to our Articles of Incorporation.

PROPOSAL III - APPROVAL OF AN AMENDMENT TO OUR
2005 EQUITY INCENTIVE PLAN

General Information

On February 7, 2005, the Board adopted the United Fuel & Energy Corporation 2005 Equity Incentive Plan. The purpose of the plan is to provide us with an effective means to attract, retain and encourage qualified individuals to serve our Company with a high degree of commitment. The plan is a broad-based incentive plan that authorizes the granting of incentive stock options, nonqualified stock options, performance awards and restricted stock. There are currently 2,000,000 shares of our Common Stock authorized for issuance under the plan.

As of December 31, 2006, we have granted stock options and restricted stock for 1,601,516 and 92,000 shares of our Common Stock, respectively, under the plan and there remain 306,484 shares of our Common Stock available for future awards under the plan. The weighted average exercise price of outstanding stock options under the plan as of December 31, 2006 was $1.51. The closing sale price of our Common Stock on December 31, 2006 was $1.38.

The Board and the Compensation Committee believe that the grant of equity incentives is an essential component of compensation and is standard and expected in our industry. As a result of our recent growth, the size of our workforce has increased over 19% since the plan was adopted in February 2005. The ability to continue to attract new employees and to retain current employees is a critical element in our strategy for future growth, and our ability to attract and retain qualified employees could be impeded if sufficient equity incentives are not available in the future for grant under the plan. Furthermore, the ability to motivate and incentivize employees and senior management to take into account our long-term interests is also essential to our future growth, and the ability to so motivate and incentivize our employees and senior management could be impeded if sufficient equity incentives are not available in the future.

With these matters in mind, the Board and the Compensation Committee evaluated the plan and the adequacy of the number of shares available under the plan. The Board believes that, while the number of shares available under the plan will be sufficient during the next twelve months, additional shares may be required thereafter to enable us to continue realizing the plan’s intended benefits.

Amendment to the Plan

On April 11, 2007, the Board approved an amendment to the plan which increased the number of shares of our Common Stock that can be issued under the plan by 1,000,000 shares, so that after the amendment the total number of authorized shares that can be issued under the plan would be 3,000,000. The amendment to the plan was effective on April 11, 2007, subject to stockholder approval at the annual meeting. The Board has deemed it prudent to increase the shares available for grants under the plan to facilitate future awards under the plan at levels determined appropriate by the Board and the Compensation Committee.

Summary Of the Plan

Overview of Awards

The following types of awards may be granted under the plan: (i) incentive stock options, (ii) nonqualified stock options, (iii) rights to receive cash and/or common stock contingent upon the attainment of defined performance goals (also known as performance awards), and (iv) shares of common stock subject to temporary restrictions on transfer (also known as restricted stock). Eligible individuals under the plan include employees, officers and directors of our Company or one of our subsidiaries or consultants, independent contractors or advisors, provided such consultants, independent contractors or advisors render bona fide services to us or one of our subsidiaries not in connection with the offer or sale of securities in a capital raising transaction.

Administration

The plan will be administered by the Compensation Committee. The Compensation Committee will have broad discretion, subject to the terms of the plan, to designate the recipients of awards, prescribe the terms and conditions of awards and establish rules and regulations for administration of the plan.

Members of the Compensation Committee are not liable for their actions taken in a good faith attempt to administer the plan and are entitled to indemnification from us to the extent permitted by law in connection with claims asserted in regard to administration of the plan.

Stock Subject to the Plan

The current maximum number of shares of common stock which may be the subject of awards under the plan is 2,000,000. However, subject to stockholder approval of the amendment to the plan to increase the number of shares reserved for issuance under the plan, the maximum number of shares of common stock which may be the subject of awards under the plan will be 3,000,000. Upon the expiration, cancellation or termination of an award (other than by reason of exercise), the shares previously subject to such award may again be the subject of awards granted under the plan.

Summary of Incentive Stock Options and Nonqualified Stock Options

The exercise price for incentive stock options and nonqualified stock options will be determined by the Compensation Committee; provided, however, the exercise price for each incentive stock option may not be less than 100% of the fair market value of our Common Stock on the date the option is granted (110% in the case of an incentive stock option granted to an individual owning more than 10% of our voting stock or the voting stock of any parent or subsidiary of us). The aggregate fair market value (determined at the time an incentive stock option is granted) of our Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all our stock option plans) will not exceed $100,000, or such other amount as may be prescribed under the Internal Revenue Code (the “Code”) or applicable regulations and rulings from time to time. Incentive stock options may not be granted under the plan subsequent to February 7, 2015.

Each option granted under the plan will be exercisable according to the terms established by the Compensation Committee. In no event, however, will an option be exercisable after the expiration of ten years from the date of grant (five years for a 10% stockholder).

Options are not transferable except by will or the laws of descent and distribution, by an instrument of conveyance to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the settlor, or by gift to an immediate family member. During the lifetime of the optionee, options will be exercisable only by the optionee.

The purchase price payable upon the exercise of an option is payable in cash or, where approved by the Compensation Committee and where permitted by law, by delivery of an equivalent fair market value of common stock, by cashless exercise procedures, by cancellation of indebtedness, by waiver of compensation due or accrued for services rendered, or by a combination of the foregoing, as determined by the Compensation Committee. No fractional shares will be issuable upon exercise of an option, and the number of shares issuable will be rounded to the nearest whole number.

Summary of Restricted Stock

Restricted stock is the grant of shares of our Common Stock or the right to purchase our Common Stock at a price determined by the Compensation Committee not less than 85% of the fair market value of the shares on the date of purchase (or, in the case of an individual owning more than 10% of our voting stock or the voting stock of any parent or subsidiary of us, 100% of the fair market value of the shares on the date of purchase), which is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Restricted stock granted under the plan will be subject to restrictions on transfer and such other restrictions imposed by the Compensation Committee. The Compensation Committee may require a grantee to execute blank stock powers and an escrow agreement or other documents prior to the issuance of any certificates representing restricted stock. Restricted stock may not be sold, transferred or pledged until the restrictions imposed by the Compensation Committee have lapsed according to the terms established by the Compensation Committee. The Compensation Committee will determine whether dividend payments in respect of restricted stock will be made currently or deferred until the lapsing of restrictions.

Summary of Performance Awards

Awards contingent upon the attainment of certain financial or other objectives within a designated period of time may be granted by the Compensation Committee in the form of shares of our Common Stock. The performance objectives to be established by the Compensation Committee may be expressed in terms of net revenue, EBITDA, operating income, net income, earnings per share, total stockholder return, return on equity, operating cash flow return on income, adjusted operating cash flow return on income, economic value added, individual business objectives, or a combination of the foregoing. The Compensation Committee may establish a ceiling on the amount payable under a performance award.

A grantee becomes vested in performance awards to the extent that the established objectives are achieved during the designated measurement period. The Compensation Committee may require a grantee to execute blank stock powers and an escrow agreement or other documents prior to the issuance of any certificates representing performance awards. Performance awards may not be sold, transferred or pledged until the restrictions imposed by the Compensation Committee have lapsed according to the terms established by the Compensation Committee. The Compensation Committee will determine whether dividend payments in respect of performance awards will be made currently or deferred until the lapsing of restrictions.

Adjustments

Each award granted by the Compensation Committee must be evidenced by a written agreement. Although the Compensation Committee has the discretion to amend the terms of an award subsequent to the date of grant, it may not do so in a way that adversely affects rights previously granted under the plan.

The Compensation Committee will determine the appropriate adjustments to be made to the terms of the plan and awards previously granted thereunder upon the occurrence of a dissolution or liquidation of our Company, certain mergers or consolidations, a sale of substantially all of our assets, or the acquisition, sale or transfer of more than 50% of our outstanding capital stock by tender offer or similar transaction. Proportional adjustments will also be made to the number of shares reserved for issuance under the plan, the exercise price of and number of shares subject to outstanding options, and he number of shares subject to other outstanding awards under the plan in the event of a stock dividend, stock split, reverse stock split, subdivision, combination or other recapitalization or reclassification or similar change in our capital structure. Appropriate adjustments may be made to the maximum number of shares and the class of shares or other securities with respect to which awards may be made, the maximum number of shares with respect to which an individual may be granted awards, the number and class of shares subject to outstanding awards, the exercise price of such outstanding awards, and the performance objectives upon which performance awards are based.

Amendment or Termination of the Plan

The plan has no automatic termination date. However, incentive stock options may not be granted under the plan subsequent to February 7, 2015. In addition, the Compensation Committee may terminate, amend or suspend the plan at any time, provided that such action does not require approval of our stockholders under applicable corporate law, the Code or by any stock exchange or market on which our Common Stock is listed for trading.

Federal Income Tax Consequences

The grant of a stock option under the plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an incentive stock option) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. We generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option. The tax basis of shares acquired upon the exercise of a stock option (other than an incentive stock option) is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares. Certain additional rules apply if the exercise price of an option is paid in shares previously owned by participant.

No income is realized upon the exercise of an incentive stock option other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an incentive stock option. If the disposition occurs more than one year after the incentive stock option exercise date and more than two years after the incentive stock option grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. We are not entitled to a deduction with respect to the exercise of an incentive stock option; however, we are entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an incentive stock option before the satisfaction of the applicable one- and two-year holding period requirements described above.

In general, a participant will realize ordinary income with respect to common stock received pursuant to restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, we are generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

A participant may make an “early income election” within 30 days of the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. Our deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

Other awards will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, we generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m) of the Internal Revenue Code generally allows us to obtain tax deductions without limit for performance-based compensation. We intend that options, and, subject to stockholder approval of the performance objectives described herein, performance awards granted under the plan will continue to qualify as performance-based compensation not subject to the $1 million deductibility cap under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify. However, there can be no assurance that such compensation under the plan will be fully deductible under all circumstances. In addition, other awards under the plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS.

Registration with SEC

We intend to file a registration statement covering the offering of the shares under the plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

New Plan Benefits

Since future awards under the plan are discretionary, it is impossible to determine who will receive awards and in what amounts in the event the amendment to the plan is approved. The following table sets forth the type and amount of awards that were granted to the named executive officers and the specified groups of individuals during the 2006 fiscal year under this plan.

The awards in the following table for the named executive officers are included in the 2006 Summary Compensation Table and in the 2006 Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. The awards in this table for the non-employee directors are included in the 2006 Director Compensation Table set forth in this proxy statement and are not additional awards.

[Data for the following table will be filled in the Definitive Proxy Statement]

Name and Position	2006 Stock Option Awards	2006 Restricted Stock Awards (1)
CEO
CFO
Tom Kelly
Lawrence L. Merworth
Michael Blake Foy
All current executive officers as a group
All current non-employee directors as a group
All employees except current executive officers as a group
__________
(1) The closing price of our Common Stock on April 13, 2007 was $[____].

Equity Compensation Plan Information

Except for the plan, we do not have any other equity-based compensation plans. For further information on the number of outstanding awards under the plan, the weighted average exercise price of outstanding stock options, and the number of shares of our Common Stock remaining available for future issuance under the plan, see the above “General Information” section of this Proposal III.

Vote Required

The affirmative vote of a majority of the outstanding shares present and entitled to vote at the annual stockholders meeting is required to approve the amendment to the plan. The shares of our Series A Preferred Stock entitled to vote at the annual meeting will vote together as a single class with the shares of our Common Stock entitled to vote at the annual meeting on this proposal and will be entitled to the number of votes equal to the number of whole shares of our Common Stock into which the shares of Series A Preferred Stock are convertible as of the record date. Abstentions will be counted as present in person or represented by proxy and entitled to vote at the annual meeting and, therefore, will have the effect of a negative vote with respect to this proposal. Broker non-votes are not counted as votes cast and will not have an effect on the voting for this proposal.

In considering whether to vote for approval of the amendment to the plan, you should be aware that our executive officers and directors have received, and in the future may continue to receive, grants under this plan. Failure of the stockholders to approve this proposal will not affect the rights of existing holders of the awards previously granted under the plan.

The Board recommends that the stockholders vote “FOR” the approval of the amendment to the plan. Each of the directors may have an interest and may benefit from the adoption of the amendment to the plan, since they are eligible to receive awards under the terms of the plan.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the stockholders by following the procedures prescribed in SEC Rule 14a-8. For such proposals to be considered for inclusion in the proxy materials relating to the 2008 annual meeting of stockholders, we must receive such proposals no later than January [__], 2008. All proposals should be directed to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the annual meeting. Should any other matters properly come before the annual meeting or any adjournment thereof, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment and in United Fuel’s best interest.

MISCELLANEOUS

The cost of soliciting proxies will be borne by us. Following the original mailing of the proxy soliciting material, our regular employees may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. We expect to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

A paper copy of the Form 10-K filed with the SEC on March 29, 2007, is available without charge to shareholders upon written request to United Fuel & Energy Corporation, 405 N. Marienfeld, Suite 300, Midland, Texas 79701, Attn: Corporate Secretary.

This document is dated May [__], 2007 and is first being mailed to shareholders on or about May [__], 2007.

Bobby W. Page
Secretary

	Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope			☒ Votes MUST be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS
	FOR all nominees listed below		☐	WITHHOLD AUTHORITY to vote for all nominees listed below		☐	*EXCEPTIONS	☐	To change your address, please mark this box.	☐
	Nominees:		Thomas E. Kelly Charles McArthur E. H. (Gene) Dewhurst Jesse B. Tutor						To include any comments, please mark this box.	☐
1-PS.	ELECTION OF DIRECTORS (SERIES A PREFERRED STOCK HOLDERS ONLY)
	FOR the nominee listed below		☐	WITHHOLD AUTHORITY to vote for the nominee listed below		☐	*EXCEPTIONS	☐
	Nominee:		Michael S. Chadwick
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)
2.	TO APPROVE THE AMENDMENT OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 55 MILLION SHARES TO 100 MILLION SHARES.
	FOR	☐		AGAINST	☐		ABSTAIN	☐
2-PS.

TO APPROVE THE AMENDMENT OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 55 MILLION SHARES TO 100 MILLION SHARES. (SERIES A PREFERRED STOCK HOLDERS ONLY)

	FOR	☐		AGAINST	☐		ABSTAIN	☐
3.	TO APPROVE THE AMENDMENT TO THE UNITED FUEL & ENERGY CORPORATION 2005 EQUITY INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK THAT CAN BE ISSUED UNDER THE PLAN TO 3,000,000
	FOR	☐		AGAINST	☐		ABSTAIN	☐

UNITED FUEL & ENERGY CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS—JUNE 19, 2007
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned stockholder of UNITED FUEL & ENERGY CORPORATION, a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May [__], 2007 and hereby appoints Charles McArthur and Bobby W. Page as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of United Fuel & Energy Corporation to be held June 19, 2007 at 11:00 a.m., local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, TX 79701, and at any adjournment or adjournments thereof, and to vote all shares of voting stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and, in his discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, and as said proxy deems advisable on such other matters as may come before the meeting.

(Continued, and to be signed and dated, on the reverse side.)

UNITED FUEL & ENERGY CORPORATION c/o Pacific Stock Transfer 500 E. Warm Springs Road, Suite 240 Las Vegas NV 89119